Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS FOURTH QUARTER RESULTS

NEW YORK — May 29, 2014 — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2014 fourth quarter ended March 30, 2014.

•      Net sales increased to $200.3 million

•      Adjusted EBITDA was $12.7 million

•      Began working with Google Express to launch online shopping platform with same-day delivery throughout Manhattan

“During the quarter we made progress on a number of operational initiatives, including leveraging our Central Service expense and reducing direct store expenses through enhanced cost disciplines.  Sales and Adjusted EBITDA were in-line with our expectations,” said William Sanford, Interim Chief Executive Officer.  “We are looking forward to transitioning into our new production facility this summer as well as the opening of our new store in Lake Grove, New York.  We are also excited to begin working with Google to provide Fairway with omni-channel capabilities through the Google Express shopping service with same-day delivery service throughout Manhattan.”

Co-President and Chief Operating Officer Kevin McDonnell added, “Fairway’s broad offering, which combines fresh, natural and organic products with hard to find specialty items and a full selection of conventional groceries, remains a unique platform in the market.  Our commitment for delivering quality, selection and value to our customers leaves us well positioned to leverage the growing population of health conscious and value oriented consumers.”

Fairway to Provide Same-Day Delivery through Google Express Shopping Service

During the 1st quarter of fiscal 2015 the Company began working with Google Express to launch an online shopping platform with same-day delivery throughout Manhattan.   The shopping interface allows consumers to shop approximately 12,000 Fairway SKUs seamlessly across multiple devices, providing an added level of convenience for existing customers while simultaneously exposing the Fairway brand to new customers.   The integration of Google Express allows Fairway to leverage Google’s technology and distribution network to increase delivery capacity and expand the Fairway footprint.

Operating Results for the Fourth Quarter of Fiscal 2014

For the fourth quarter of fiscal 2014, net sales increased $21.6 million, or 12.1%, to $200.3 million from $178.7 million in the fourth quarter of fiscal 2013.  Net sales growth in the quarter was driven primarily by the new stores opened subsequent to April 1, 2013 and three months of net sales from the Red Hook, Brooklyn location (“Red Hook”), which was closed for the first nine weeks of the fourth quarter in the prior year.  On a pro-forma basis to include the estimated lost sales from the Red Hook store in the fourth quarter of fiscal 2013, net sales increased 4.8% in the quarter.

Pro forma Net Sales and Adjusted EBITDA Margin(1)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	March 31, 2013		March 30, 2014
(Dollars in millions)	Actual	Pro forma	Actual	Pro forma
Net Sales	$178.7	$191.0	$200.3	$200.3
% growth	18.9%	27.1%	12.1%	4.8%

Central Services	$10.8	$10.8	$10.7	$10.7
% margin	6.0%	5.7%	5.3%	5.3%

Adjusted EBITDA	$13.5	$13.5	$12.7	$12.7
% margin	7.6%	7.1%	6.4%	6.4%

(1)         The pro-forma adjustments are made to account for the temporary closing of the Company’s Red Hook, Brooklyn store due to Hurricane Sandy and therefore make more meaningful comparisons between periods.  The Red Hook, Brooklyn store was closed beginning October 29, 2012 and re-opened on March 1, 2013.  Pro forma net sales for the quarter ended March 31, 2013 reflect an adjustment of $12.3 million based on the Red Hook location’s net sales during the same 9 week period in the prior fiscal year. The actual adjusted EBITDA includes business interruption insurance proceeds of $2.5 million for the fourth quarter. As a result, no pro-forma adjustment is needed for adjusted EBITDA.

Same store sales, excluding the Red Hook store, decreased 1.9% in the quarter. The decrease in same store sales was largely due to the timing of the Easter/Passover holidays, which occurred in the fourth quarter of fiscal 2013 but not in the fourth quarter of fiscal 2014, and the sales transfers from existing Fairway locations to new stores.  Poor weather conditions also negatively impacted traffic patterns throughout the quarter as heavy snowfall skews the destination customer towards convenience shopping. Same store sales in fiscal 2013 included an approximate 100 basis points sales benefit related to the Easter and Passover holidays.

Adjusted EBITDA was $12.7 million in the fourth quarter of fiscal 2014 compared to $13.5 million in the fourth quarter of fiscal 2013.  The Adjusted EBITDA margin was 6.4% in the quarter compared to 7.1%, on a pro forma basis to include the estimated lost sales from the Red Hook store in the fourth quarter of fiscal 2013.  Adjusted EBITDA in the quarter was negatively impacted by lower contribution from the Red Hook location due to a difficult year over year comparison and increased competitive pressures.   Store contribution at Red Hook declined approximately $2.3 million in the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013, which more than offset $1.5 million of higher contribution from the rest of the Company.  Management estimates that approximately $0.8 million of the lower store contribution at Red Hook was a result of a recent competitive opening.  The remaining decrease was primarily driven by the comparison against a higher than average store contribution at Red Hook in the fourth quarter of fiscal 2013 due to higher sales in the robust re-opening period.  See the discussion under “Supplemental Non-GAAP Financial Disclosure” below for an explanation of Adjusted EBITDA.

The following table sets forth a reconciliation to Adjusted EBITDA from Net Loss:

Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended		Thirteen Weeks Ended
(Dollars in thousands, % of net sales)	March 31, 2013		March 30, 2014
Net loss (a)	$(6,689)	(3.7)%	$(8,842)	(4.4)%

Store depreciation and amortization	5,082	2.8	5,964	3.0
Corporate depreciation and amortization	1,111	0.6	1,050	0.5
Interest expense, net (b)	6,525	3.7	4,760	2.4
Income tax (benefit) provision	(705)	(0.4)	561	0.3
Store opening costs	2,412	1.3	1,150	0.6
Pre-opening advertising costs	480	0.3	43	0.0
Production center start-up costs	—	—	1,311	0.7
Management fees (c)	877	0.5	—	—
IPO related	742	0.4	—	—
Transaction expenses	2,438	1.4	—	—
Equity compensation charge	26	0.0	3,268	1.6
Severance (d)	640	0.4	3,276	1.6
Professional services (e)	351	0.2	198	0.1
Non-operating expenses (e)	232	0.1	6	0.0
Adjusted EBITDA	$13,522	7.6%	$12,745	6.4%

(a)                                 Our Red Hook store was temporarily closed for 9 weeks during the fourth quarter of fiscal 2013 due to damage sustained in Hurricane Sandy and reopened on March 1, 2013. During the same 9 week period in fiscal 2012 corresponding to the period in fiscal 2013 that this store was closed, net sales were approximately $12.3 million.

(b)                                 Includes amortization of deferred financing costs.

(c)                                  Represents management fees paid to an affiliate of Sterling Investment Partners pursuant to an agreement that was terminated upon the consummation of our IPO.

(d)                                 In fiscal 2013, consists primarily of severance required to be paid under an employment agreement in connection with the termination of employment of a senior officer.  In fiscal 2014 consists primarily of severance paid in connection with our organizational realignment program, including payments required to be paid under a separation agreement due to the retirement of our former chief executive officer.

(e)                                  Consists of charges that were incurred and associated with discrete and different events that do not relate to and are not indicative of our core on-going operations.

Other Operating Items

Gross profit for the fourth quarter increased to $64.9 million from $60.1 million in the prior year and the gross margin decreased 120 basis points to 32.4% from 33.6% in the prior year.  The decrease in the gross margin was primarily due to higher occupancy costs, as a percentage of sales, at new locations as well as increased occupancy costs at several existing locations due to the modification of existing leases and an increase in real estate taxes.

General and administrative expenses for the fourth quarter increased $0.8 million to $18.5 million from $17.7 million in the fourth quarter of the prior year, primarily due to an increase in equity compensation and severance charges, in connection with the organizational realignment initiative we began in the fourth quarter. This was partially offset by the elimination of management fees and a reduction in transaction expenses as a result of the refinancing of our senior credit facility in the fourth quarter of fiscal 2013.

Central Services, a component of general and administrative expenses that directly relates to the operations of the business, was $10.7 million for the quarter compared to $10.8 million in the prior year. Consistent with the Company’s strategy, Central Services, as a percentage of sales, decreased 40 basis points in the quarter to 5.3%, from 5.7% on a pro forma basis to include the estimated lost sales from the Red Hook store in the fourth quarter of fiscal 2013

The following table sets forth a reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation

	Thirteen Weeks Ended
(Dollars in thousands, % of net sales)	March 31, 2013		March 30, 2014
General and administrative expenses	$17,700	9.9%	$18,503	9.2%

Management fees	(877)	(0.5)	—	—
Transaction expenses	(2,438)	(1.4)	—	—
Corporate depreciation and amortization	(1,111)	(0.6)	(1,050)	(0.5)
Equity compensation charge	(26)	(0.0)	(3,268)	(1.6)
Pre-opening advertising costs	(480)	(0.3)	(43)	(0.0)
Severance charge	(640)	(0.4)	(3,276)	(1.6)
IPO related	(742)	(0.4)	—	—
Professional services	(351)	(0.2)	(198)	(0.1)
Non-operating expenses	(232)	(0.1)	(6)	(0.0)
Central Services	$10,803	6.0%	$10,662	5.3%

Total store opening costs decreased to $1.2 million in the quarter from $2.4 million in the prior year due to the timing of new store opening activities.  In addition, the Company incurred $1.3 million of start-up costs in the fourth quarter of fiscal 2014 in connection with the new production center, which is expected to begin operations in early summer.  Approximately $0.1 million and $0.4 million of store opening costs and production center start-up costs in the fourth quarter of fiscal 2014, respectively, were non-cash, primarily due to deferred rent.

During the fourth quarter of 2014, the Company recorded an income tax provision of approximately $0.6 million versus an income tax benefit of $0.7 million in the fourth quarter of 2013.  The income tax provision was recorded despite incurring a pre-tax loss because the Company does not record any income tax benefit related to the operating losses but recognizes income tax expense related to indefinite-lived intangibles assets.

The net loss in the quarter was $8.8 million, compared to a net loss of $6.7 million in the fourth quarter of the prior fiscal year.  The adjusted net loss in the quarter was $0.3 million, a decrease of $0.8 million from the adjusted net loss of $1.1 million in the fourth quarter of the prior year.  See the discussion under “Supplemental Non-GAAP Disclosure” below for an explanation of adjusted net loss.

The following table sets forth a reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation

	Thirteen Weeks Ended
(Dollars in thousands, % of net sales)	March 31, 2013		March 30, 2014
Net loss	$(6,689)	(3.7)%	$(8,842)	(4.4)%

Management fees	877	0.5	—	—
Financing transaction expenses	2,438	1.4	—	—
IPO related	742	0.4	—	—
Professional services	351	0.2	198	0.1
Severance	640	0.4	3,276	1.6
Non-operating expenses	232	0.1	6	0.0
Non-cash interest	992	0.6	1,281	0.6
Equity compensation charge	26	0.0	3,268	1.6
Income tax (benefit) provision	(705)	(0.4)	561	0.3
Adjusted net loss	$(1,096)	(0.6)%	$(252)	(0.1)%

Other Items

•                  The Company ended the quarter with approximately $75.2 million of liquidity which includes $58.8 million of cash and $16.4 million in borrowing capacity under the senior credit facility.

•                  The Company generated $12.7 million of cash flow from operations in the fourth quarter.

The Company recorded $3.3 million of severance costs in the fourth quarter in connection with the organizational realignment initiative that began in the fourth quarter.

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs, production center start-up costs, financing transaction expenses, non-operating expenses, equity compensation expenses, pre-opening advertising costs and management fees.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, financing transaction expenses, pre-opening advertising costs, equity compensation and non-operating items.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses, expenses that did not continue after the IPO and one-time charges, non-operating expenses and non-cash charges that may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, May 29, 2014 at 4:30pm ET. The call, which will be hosted by William Sanford, Interim Chief Executive Officer;  Edward Arditte, Co-President and Chief Financial Officer and Kevin McDonnell, Co-President and Chief Operating Officer and will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online for a short period thereafter.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Thursday, June 12, 2014. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 45685195.

About Fairway Market

Fairway Market is a growth oriented food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; our ability to achieve the anticipated benefits of our centralized production facility; the geographic concentration of our stores; our ability to maintain or improve our operating margins; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 30, 2014, and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Manager of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheet (In thousands, except share and per share amounts)

	March 31,	March 30,
	2013	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,723	$58,800
Accounts receivable, net	2,553	5,536
Merchandise inventories	24,759	28,061
Insurance claims receivable	5,184	—
Income tax receivable	817	894
Prepaid rent	3,146	892
Deferred financing fees	1,580	1,751
Prepaid expenses and other	5,604	2,701
Deferred income taxes	915	—
Total current assets	66,281	98,635
PROPERTY AND EQUIPMENT, NET	126,958	144,529
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	25,729	25,435
DEFERRED INCOME TAXES	3,781	—
OTHER ASSETS	20,340	16,333
Total assets	$338,501	$380,344
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	39,399	33,971
Accrued expenses and other	18,360	20,455
Total current liabilities	60,509	57,176
NONCURRENT LIABILITIES
Long-term debt, net of current maturities	256,563	253,717
Deferred income taxes	—	24,574
Other long-term liabilities	22,629	33,334
Total liabilities	339,701	368,801
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK
Series A Preferred Stock, $0.001 par value per share, 52,982 shares authorized at March 31, 2013 and 0 shares authorized at March 30, 2014 and 43,058 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at March 30, 2014 (inclusive of cumulative deemed dividends of $28,353 and $0 at March 31, 2013 and March 30, 2014, respectively)	84,328	—
Series B Preferred Stock, $0.001 par value per share, 64,018 shares authorized at March 31, 2013 and 0 shares authorized at March 30, 2014 and 64,016.98 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at March 30, 2014 (inclusive of cumulative deemed dividends of $85,899 and $0 at March 31, 2013 and March 30, 2014, respectively)	149,916	—
Total redeemable preferred stock	234,244	—
STOCKHOLDERS’ (DEFICIT) EQUITY
Class A common stock, $0.00001 par value per share, 150,000,000 shares authorized, 12,506,885 and 29,108,316 shares issued at March 31, 2013 and March 30, 2014, respectively	—	—
Class B common stock, $0.001 par value per share, 31,000,000 shares authorized, 0 shares and 14,225,455 shares issued and outstanding at March 31, 2013 and March 30, 2014, respectively	—	14
Treasury stock at cost, 136,485 shares and 2,965 shares at March 31, 2013 and March 30, 2014, respectively	(1,500)	—
Additional paid-in capital	—	369,883
Accumulated deficit	(233,944)	(358,354)
Total stockholders’ (deficit) equity	(235,444)	11,543
Total liabilities, redeemable preferred stock and stockholders’ (deficit) equity	$338,501	$380,344

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 31, 2013	March 30, 2014

Net sales	$178,705	$200,262

Cost of sales and occupancy costs (exclusive of depreciation and amortization)	118,571	135,332

Gross profit	60,134	64,930

Direct store expenses	43,391	47,486

General and administrative expenses	17,700	18,503

Store opening costs	2,412	1,150

Production center start-up costs	—	1,311

Loss from operations	(3,369)	(3,910)

Business interruption and gain on storm-related insurance recoveries	2,500	—

Interest expense, net	(6,525)	(4,760)

Loss before income taxes	(7,394)	(8,281)

Income tax provision (benefit)	(706)	561

Net loss	(6,688)	(8,842)

Preferred stock dividends	(7,712)	—

Net loss attributable to common stockholders	$(14,400)	$(8,842)

Basic and diluted loss per common share	$(1.17)	$(0.21)

Weighted average common shares outstanding	12,330,356	43,123,979

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Years Ended
	March 31,	March 30,
	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(62,868)	$(80,280)
Adjustments to reconcile net loss to net cash used from operating activities
Deferred income taxes	25,798	29,270
Deferred rent	9,364	9,575
Depreciation and amortization of property and equipment	21,497	26,444
Amortization of intangibles	279	294
Amortization of discount on term loans and subordinated notes	1,553	3,275
Amortization of deferred financing fees	1,362	1,742
Amortization of prepaid rent	317	318
Non-cash stock compensation expense	109	11,020
Gain on insurance claim	—	(3,089)
Changes in operating assets and liabilities
Accounts receivable	(270)	(2,983)
Merchandise inventories	(4,799)	(3,302)
Insurance claims receivable	(5,184)	3,761
Prepaid expense and other	(4,661)	4,919
Other assets	(1,735)	2,483
Accounts payable	13,383	(5,428)
Accrued expenses and other	2,656	2,505
Other long-term liabilities	6	720
Net cash provided by (used in) operating activities	(3,193)	1,244
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(57,916)	(43,906)
Insurance proceeds	3,398	4,403
Net cash used in investing activities	(54,518)	(39,503)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net	526,908	—
Payments on long-term debt	(476,146)	(2,750)
Repurchase of treasury stock	(1,500)	—
Proceeds from common shares and shares issued in initial public offering, net of issuance costs	—	158,821
Cash dividends paid on preferred stock	—	(76,818)
Issuance costs from debt re-pricing	—	(3,917)
Net cash provided by financing activities	49,262	75,336
Net (decrease) increase in cash and cash equivalents	(8,449)	37,077
Cash and cash equivalents — beginning of period	30,172	21,723
Cash and cash equivalents — end of period	$21,723	$58,800
Cash paid during the period for
Interest	$21,514	$15,217
Income taxes	$175	$2